Exhibit 99.2

NON-QUALIFIED SHARE OPTION AGREEMENT

(Inducement Award)

THIS AGREEMENT (this “Agreement”), dated April 10, 2020 (the “Grant Date”), is made by and between Tanger Factory Outlet Centers, Inc., a North Carolina corporation, hereinafter referred to as the “Company”, Tanger Properties Limited Partnership, a North Carolina partnership, hereinafter referred to as the “Partnership”, and Stephen Yalof, an employee of the Partnership, hereinafter referred to as the “Optionee”;

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to, as an inducement material to the decision by the Optionee to accept employment with the Company and the Partnership, to grant the Optionee the opportunity to purchase shares of common shares of the Company, par value $0.01 (“Common Shares”);

WHEREAS, the award of an option pursuant to this Agreement (this “Award”) is being made and granted as a stand-alone award and not granted under the Incentive Award Plan of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (Amended and Restated as of April 4, 2014), as further amended (the “Plan”);

NOW, THEREFORE, in consideration of the Optionee’s agreement to accept employment with the Company and the mutual covenants hereinafter set forth, the parties agree as follows:

ARTICLE I

RELATION TO PLAN

Section 1.1 – Relation to Plan

This Award is being made and granted as a stand-alone award, separate and apart from, and outside of, the Plan, and shall not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan shall apply to this Agreement and the Option (as defined below) as if the Option had been granted under the Plan (including, without limitation, the provisions contained in Sections 11.1, 11.3, 11.9, 11.10, and 11.13 through 11.17, 11.22, and 11.23), and this Agreement shall be subject to such terms, conditions and definitions, which are hereby incorporated into this Agreement by reference (and any such references to the Plan in this Agreement shall solely be interpreted to be references to the substance of the provisions of the Plan so incorporated, but shall not in any way imply or indicate that this Award was granted under the Plan). For the avoidance of doubt, the Option awarded under this Agreement shall not be counted for purposes of calculating the aggregate number of shares of Common Shares that may be issued or transferred pursuant to awards under the Plan as set forth in Section 2.1(a) of the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.

Section 1.2 – Inducement Award

This Award is intended to constitute an “employment inducement award” under New York Stock Exchange (“NYSE”) Listing Rule 303A.08, and consequently is intended to be exempt from the NYSE rules regarding shareholder approval of equity-compensation plans. This Agreement and the terms and conditions of the Option shall be interpreted in accordance and consistent with such exemption.

ARTICLE II

GRANT OF OPTION

Section 2.1—Grant of Option

In consideration of the Optionee’s agreement to remain in the employ of the Partnership and for other good and valuable consideration, on the date hereof the Company irrevocably grants to the Optionee an option to purchase 1,000,000 Common Shares (the “Option”) upon the terms and conditions set forth in this Agreement.

Section 2.2—Purchase Price

The purchase price of the Common Shares covered by the Option shall be $7.15 per Common Share without commission or other charge, which is equal to the closing price of the Common Shares, on the exchange on which the Common Shares are trading, on the trading day previous to the Grant Date.

Section 2.3—Consideration to Company

In consideration of the granting of the Option by the Company, the Optionee agrees to render faithful and efficient services to the Company and the Partnership. Nothing in this Agreement shall confer upon the Optionee any right to continue in the employ of the Partnership or shall interfere with or restrict in any way the rights of the Partnership, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Partnership and Optionee.

Section 2.4—Adjustments in Option

The Optionee acknowledges and agrees that the Option is subject to adjustment, modification and termination in certain events, as consistent with Section 11.3 of the Plan.

ARTICLE III

PERIOD OF VESTING AND EXERCISABILITY

Section 3.1—Commencement of Vesting and Exercisability

(a)    Subject to Sections 3.1(b) and 3.1(c), the Option shall become vested in four (4) cumulative installments as follows:

(i)    The first installment shall consist of twenty-five percent (25%) of the Common Shares covered by the Option and shall become vested on December 31, 2020.

(ii)    The second installment shall consist of twenty-five percent (25%) of the Common Shares covered by the Option and shall become vested on December 31, 2021.

(iii)    The third installment shall consist of twenty-five percent (25%) of the Common Shares covered by the Option and shall become vested on December 31, 2022.

(iv)    The fourth installment shall consist of twenty-five percent (25%) of the Common Shares covered by the Option and shall become vested on December 31, 2023.

(b)    Subject to Section 3.1(c), no portion of the Option that is unvested at Termination of Employment (defined consistent with the Plan) shall thereafter become vested, and upon Termination of Employment, the Optionee’s rights with respect to such unvested portion shall immediately terminate, and the Optionee shall be entitled to no future payments or benefits with respect thereto.

(c)    Upon the Optionee’s Termination of Employment by the Company or the Partnership other than for Cause, due to death or Disability or by the Optionee’s resignation for Good Reason, in each case prior to December 31, 2023, the Option shall, in addition to the portion vested prior to the time of such termination of employment, become vested with respect to a number of Common Shares equal to the product of (i) 25% of the Common Shares covered by the Option and (ii) a fraction, the numerator of which is the number of days that elapsed between January 1 of the calendar year of termination and the date of Termination of Employment and the denominator of which is 365 (or, in the case of Termination of Employment in 2020, the number of days from the Grant Date through December 31, 2020); provided that, notwithstanding the foregoing, to the extent such Termination of Employment occurs within 24 months after a Change of Control, the Option shall become fully vested with respect to all Common Shares covered thereby upon the date of such Termination of Employment.

(d)    Subject to Section 3.3, the portion of the Option that becomes vested pursuant to this Section 3.1 shall become exercisable on the later of (i) first day following the Grant Date on which the Fair Market Value (determined consistent with the Plan) of a Common Share equals or exceeds 110% of the purchase price set forth in Section 2.2 (rounded up to the nearest cent) or (ii) the date such portion becomes vested; provided that, notwithstanding the foregoing (but subject to Section 3.3), upon the Optionee’s Termination of Employment by the Company or the Partnership other than for Cause, due to death or Disability or by the Optionee’s resignation for Good Reason within 24 months after a Change of Control, the Option shall become fully exercisable with respect to all Common Shares covered thereby upon the date of such Termination of Employment.

(e)    For purposes of this Agreement, “Cause”, “Change of Control”, “Good Reason” and “Disability” shall have the meaning as such term is defined in the Employment Agreement, by and among the Company, the Partnership and the Optionee, dated April 6, 2020.

Section 3.2—Duration of Exercisability

The installments provided for in Section 3.1(a) are cumulative. Each such installment that becomes vested and exercisable pursuant to Section 3.1 shall remain exercisable until it becomes un-exercisable under Section 3.3.

Section 3.3—Expiration of Option

The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)    The expiration of ten (10) years from the Grant Date; or

(b)    The date of the Optionee’s Termination of Employment by reason of Termination of Employment by the Company or Partnership for Cause; or

(c)    The expiration of three (3) months from the date of the Optionee’s Termination of Employment other than by reason of (i) Termination of Employment by the Company or Partnership for Cause, (ii) the Optionee’s death or (iii) the Optionee’s Disability; or

(d)    The expiration of one (1) year from the date of the Optionee’s Termination of Employment by reason of his death or Disability.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1—Person Eligible to Exercise

During the lifetime of the Optionee, only the Optionee may exercise the Option or any portion thereof. After the death of the Optionee, any exercisable portion of the Option may, prior to the time when the Option becomes un-exercisable under Section 3.3, be exercised by the Optionee’s personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

Section 4.2—Partial Exercise

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes un-exercisable under Section 3.3; provided, however, that each partial exercise shall be for not less than five hundred (500) Common Shares and shall be for whole Common Shares only.

Section 4.3—Manner of Exercise

The Option, or any exercisable portion thereof, may be exercised solely by delivery of all of the following to the Secretary of the Company (the “Secretary”) (or any third-party administrator or other person or entity designated by the Company for such purpose) prior to the time when the Option or such portion becomes un-exercisable under Section 3.3.

(a)    Written or electronic notice signed by the Optionee or any other person then entitled to exercise the Option or portion pursuant to Section 4.1, stating that the Option or portion is thereby exercised, such notice complying with all applicable rules established by the Committee; and

(b)    Full payment of the exercise price and applicable withholding taxes to the Secretary for the shares with respect to which the Option, or portion thereof, is exercised in cash or, if approved by the Committee, in whole or in part, through:

(i)     the delivery of Common Shares owned by the Optionee, duly endorsed for transfer to the Company with a fair market value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof and applicable withholding taxes, as applicable;

(ii)    the surrender of Common Shares then issuable upon exercise of the Option having a fair market value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof and applicable withholding taxes, as applicable;

(iii)    the delivery of property of any kind which constitutes good and valuable consideration;

(iv)    the delivery of a notice that the Optionee has placed a market sell order with a broker with respect to Common Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the exercise price of the Option or exercised portion thereof and applicable withholding taxes, as applicable, provided that payment of such proceeds is then made to the Company upon settlement of such sale; or

(v)    any combination of cash and the consideration provided in the foregoing subparagraphs (i), (ii), (iii) and (iv).

The Option may not be exercised, however, by delivery of a promissory note or by a loan from the Company, the Partnership or any Subsidiary when or where such loan or other extension of credit is prohibited by law, and payment in the manner prescribed by the preceding sentences shall not be permitted to the extent that the Committee determines that payment in such manner may result in an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal of an extension of credit in the form of a personal loan to or for any member of the Board or executive officer of the Company that is prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable law.

(c)    Such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), and any other federal or state securities laws or regulations and any other applicable law. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance, including placing legends on share certificates or book entries evidencing Common Shares and issuing stop-transfer notices to agents and registrars; and

(d)    Full payment to the Company (or other employer entity) of all amounts that, under federal, state or local tax law, it is required to withhold upon exercise of the Option (i) in cash or check or (ii) with the consent of the Committee, in (A) Common Shares owned by the Optionee duly endorsed for transfer, or (B) Common Shares issuable to the Optionee upon exercise of the Option may be used to make all or part of such payment; and

(e)    In the event the Option or portion shall be exercised by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion by the Committee.

Section 4.4—Conditions to Issuance of Common Shares

The Common Shares deliverable upon the exercise of the Option, or any portion thereof, shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for (or evidence through book entry) Common Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a)    The admission of such Common Shares to listing on all stock exchanges on which such class of Common Shares is then listed; and

(b)    The completion of any registration or other qualification of such Common Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body that the Committee shall, in its absolute discretion, deem necessary or advisable; and

(c)    The obtaining of any approval or other clearance from any state or federal governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(d)    The payment to the Company (or other employer entity) of all amounts that, under federal, state or local tax law, it is required to withhold upon exercise of the Option.

Section 4.5—Issuance of Common Shares

Upon exercise of the Option and satisfaction of the delivery requirements set forth in Section 4.3 and the conditions to the issuance of the Common Shares set forth in Section 4.4, the Company shall issue to the Optionee or the person authorized to exercise the Option under Section 4.1 the Common Shares with respect to which the Option was exercised. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.

ARTICLE V

OTHER PROVISIONS

Section 5.1—Administration

The Committee shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of this Agreement and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Optionee, the Company, the Partnership, the Subsidiaries and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement or the Option.

Section 5.2—Option Not Transferable

The Award may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution or, with the consent of the Committee, pursuant to a DRO (defined consistent with the Plan), unless and until the Award has been exercised (if applicable), the Common Shares underlying the Award have been issued, and all restrictions applicable to such Common Shares, if any, have lapsed. Neither the Award nor interest or right therein shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), unless and until the Award has been exercised, or the Common Shares underlying such Award have been issued, and all restrictions applicable to such Common Shares have lapsed, and any attempted disposition of the Award prior to the satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

Section 5.3—Rights as Shareholders

The Optionee shall not be, nor have the rights or privileges of, a shareholder of the Company, including voting rights and rights to dividends, in respect of any Common Shares purchasable upon exercise of any part of the Option unless and until such Common Shares have been issued by the Company and held of record by the Optionee (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for any dividend or other right for which the record date is prior to the date the Common Shares are so issued, except as consistent with Section 11.3 of the Plan.

Section 5.4—Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary at the Company’s principal address, and any notice to be given to the Optionee shall be addressed to the Optionee at the Optionee’s last address reflected in the Company’s records. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to such party. Any notice that is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the person entitled to exercise the Option pursuant to Section 4.1 if such person has previously informed the Company of his status and address by written notice under this Section 5.4. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 5.5—Titles and Construction

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

Section 5.6 – Tax Withholding

The Company or the Partnership, as applicable, shall be entitled to require payment in cash or deduction from other compensation payable to the Optionee of any sums required by federal, state, local, or foreign tax law to be withheld with respect to the issuance, vesting, exercise, payment or other taxable event related to the Award. The Committee may in its discretion and in satisfaction of the foregoing requirement, or in satisfaction of any additional withholding obligations as the Optionee may have elected, allow the Optionee to satisfy such obligations by any payment means described in Section 4.3(b)(i) through (v) hereof, including without limitation, by electing to have the Company or the Partnership, as applicable, withhold Common Shares otherwise issuable under the Award (or allow the surrender of Common Shares). The number of Common Shares which may be so withheld or surrendered shall be no greater than the number of Common Shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the maximum statutory withholding rates in the Optionee’s applicable jurisdiction for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Committee shall determine the fair market value of the Common Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option exercise involving the sale of Common Shares to pay the Option exercise price or any tax withholding obligation.

Section 5.7—Governing Law

This Agreement has been negotiated and executed in, and shall be administered, interpreted and enforced under the laws of, the State of North Carolina without regard to the principles of conflicts of law thereof.

Section 5.8—Conformity to Securities Laws

The Optionee acknowledges that this Agreement is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including Rule 16b-3, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 5.9—Consents

The Optionee’s rights in respect of the Option are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including the Optionee’s consenting to the Company’s supplying to any third-party recordkeeper of this Award such personal information as the Committee deems advisable to administer this Award).

Section 5.10—Amendments, Suspension and Termination

This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee, to the extent such amendment or alteration would have otherwise been permitted under the terms of the Plan if this Award had been granted under the Plan; provided that, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of the Optionee.

Section 5.11—Successors and Assigns

The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 5.2, this Agreement shall be binding upon the Optionee and his heirs, executors, administrators, successors and assigns.

Section 5.12—Section 409A

The Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A and this Agreement shall be interpreted accordingly.

Section 5.13—Limitation on Optionee’s Rights

This Agreement confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. The Optionee shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Common Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

Section 5.14 – Forfeiture and Clawback

The Optionee acknowledges and agrees that the Option (including any proceeds, gains or other economic benefit actually or constructively received by the Optionee upon any receipt or exercise of the Option or upon the receipt or resale of any Common Shares underlying the Option) shall be subject to the provisions of any claw-back policy implemented by the Company, the Partnership or any Subsidiary, including, without limitation, any claw back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the Grant Date.

TANGER FACTORY OUTLET CENTERS, INC.

By:

James F. Williams

Executive Vice President, Chief Financial Officer

TANGER PROPERTIES LIMITED PARTNERSHIP

By: TANGER GP TRUST, its sole general partner

By:

James F. Williams

Executive Vice President, Chief Financial Officer

Optionee:

Signature